Exhibit 99.1

PDL BioPharma, Inc.

Transcript of Q3 2008 Financial Results Conference Call

Participants from PDL BioPharma, Inc.

Faheem Hasnain – President and Chief Executive Officer

Andrew Guggenhime – Senior Vice President and Chief Financial Officer

Mark McCamish – Senior Vice President and Chief Medical Officer

Ami Knoefler – Sr. Director, Corporate Communications & Investor Relations

Conference Call Participants

Joel Sendek – Lazard Capital Markets - Analyst

Katherine Xu – Credit Suisse - Analyst

Tom McGahren – Merrill Lynch – Analyst

Terrance Coyne – JP Morgan – Analyst

Presentation

Moderator Introduction

Good day and welcome to the PDL BioPharma conference call. Today’s call is being recorded. For opening remarks and introductions, I would now like to turn the call over to Ms. Ami Knoefler, PDL’s head of Corporate and Investor Relations. Please go ahead.

Ami Knoefler

Good afternoon and thank you for joining us today.

Today’s call will begin with an introduction by Faheem Hasnain, our recently appointed president and CEO, followed by an update on our ongoing research and development activities by Dr. Mark McCamish, senior vice president and chief medical officer, and a financial review of the quarter and an update on our spin-off process by Andrew Guggenhime, senior vice president and chief financial officer.

After the conclusion of the prepared remarks, we will open the call for questions. To ensure that everyone has an opportunity to address their questions, we request a limit of one question and one follow up per person.

Before we begin, let me remind you that the information we will cover today contains forward-looking statements regarding our financial performance, clinical milestones and other matters, and our actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that may cause differences between current expectations and actual results are described in our filings with the Securities & Exchange Commission, copies of which may be obtained at the investor section on our website at pdl.com. The forward-looking statements made in this presentation should be considered accurate only as of the date of this presentation and, although we may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so, even as new information becomes available or other events occur in the future.

It is now my pleasure to introduce Faheem Hasnain.

Faheem Hasnain

Thanks, Ami, and good afternoon everyone.

It is a real pleasure for me to participate in today’s call, a little over a month from joining PDL as CEO and President.

As you may have noted, I joined PDL from Biogen Idec, where for the past four years, I led the oncology/rheumatology strategic business unit and had the opportunity to work closely with the PDL team on the daclizumab and volociximab collaboration programs. Prior to that, I was at Bristol-Myers Squibb for two and half years as president of the Oncology Therapeutics Network. And as a $3 billion business with an operating margin of less than 1 percent, it was a truly entrepreneurial experience that sharpened my financial skills.  Prior to BMS, I was at GlaxoSmithKline for over 12 years in a number of key operating roles spanning global eBusiness, international commercial operations, sales and marketing.

I am very pleased to take on the leadership role at PDL on the eve of our spin-off of the biotechnology assets into an independent entity to be known as Facet Biotech.  It will be a great pleasure leveraging my years of experience in the pharmaceutical and drug development industries to help direct Facet Biotech into a new and exciting company that creates value for its stockholders.

One of the most common questions I have been asked this past month has been what’s attracted me to this opportunity at PDL:

Well, first, I am excited about the opportunity to build Facet into a disciplined and successful biotech company by capitalizing on our core expertise and translating biological insight into meaningful, differentiated products.  There is immense promise here, from core antibody engineering expertise to a number of promising early-stage clinical oncology candidates.  I look forward to working with our teams to ensure that the core competencies of the company are improved and applied to the programs that build value.

Second, I was attracted by the fact that Facet will be well-capitalized with over $400 million and clearly in an environment where biotech companies are struggling to access capital. It will be critical that we invest this capital with which we have been entrusted in a disciplined and responsible manner, and this will one of my most important objectives.  The combination of a strong balance sheet and a financially disciplined and strategically focused organization opens up the possibility of exploring opportunities to enhance the company’s existing capabilities and pipeline, including in-licensing preclinical or early-stage clinical programs and forging collaborations with academic institutions to access innovative targets. The key will be to take a systematic approach to program funding and decision-making and be highly discerning about where we choose to invest our money, with a strong and insightful focus on the biology and financial discipline as a necessary principle for Facet.

So, to that end, focus will be key to our becoming a successful biotech company. We will enhance our clinical competency and sharpen our therapeutic areas of interest. We’ll take a disciplined approach to research projects, achieving an appropriate balance of novel and validated biology in order to improve R&D success, while ensuring our research and development stage activities are aligned with our strategy. And most importantly, we aim to maintain this focus to create value for patients, our partners and our investors.

So, as part of my initial planning and review process, I am currently working with the senior leadership of the company to evaluate the company’s core capabilities and financials, which of course will help me to refine the strategic direction of the company moving forward.

I expect to outline my findings of this process and share more details about our future direction as well as our detailed financial guidance early next year.

So, in the meantime, I’ll look forward to meeting and speaking with as many of you as possible in the coming months and in conjunction with our planned spin-off transaction next month.

So, now I would like to turn the call over to Mark.

Mark McCamish

Thanks, Faheem, and good afternoon everyone.  Today, I would like to provide a brief update on our research and development programs, but before I begin, I would like to say a few words about Faheem.

I was pleased to see Faheem enter the CEO selection process as I had worked with him over the last 18 months as part of the Biogen Idec – PDL joint steering committee. Faheem has a great oncology background and he brings a high level of knowledge and passion for science and the development of therapeutics that make a difference in patients’ lives. Under his guidance and leadership, I believe that Facet Biotech is well positioned for the future and we welcome him.

As Faheem mentioned, we are working to build Facet Biotech into an efficient and focused R&D organization. In the past year we have emphasized a data-driven approach to drug development, which will be enhanced under Faheem’s leadership. To do so, we will use internal and external expertise to ensure we identify and advance the most promising candidates into the clinic and that our clinical development approaches are robust for demonstrating proof-of-concept and delivering value. We will hone our data-driven approach so we can make informed decisions about whether to terminate or advance specific development programs. We will continue to enable our partners, Biogen Idec and Bristol-Myers Squibb, to maximize the potential of our co-development assets and we will learn and utilize the best of their processes and approaches to enhance our overall chances for success.

As we are working to complete the review that Faheem described, we remain passionately engaged in advancing our key R&D programs.

Our most advanced clinical program is daclizumab in patients with relapsing multiple sclerosis, this is being co-developed with Biogen Idec.  Enrollment continues to be robust in the SELECT trial, our ongoing phase 2, randomized, controlled trial testing daclizumab as a monotherapy in patients with MS.  Our next step for this program will be informed from emerging data from this trial and we anticipate providing additional insight in the program direction in late 2009. This remains an important program for us as well as Biogen Idec and they are doing a wonderful job of moving the program forward.

Our recently announced collaboration with Bristol-Myers Squibb for our elotuzumab program kicked off in early September, and we have been actively working since then with our colleagues at BMS to plan the next steps for the program while simultaneously advancing all phase 1 studies. Our three ongoing phase 1 trials of elotuzumab, an anti-CS1 humanized antibody in patients with relapsing multiple myeloma, continue to enroll patients at a healthy pace.  We anticipate presentation of some additional preclinical and clinical data at the upcoming ASH conference in San Francisco next month.

Related to elotuzumab and our anti-CS1 programs, we continue to work on the PDL241 program, which is a preclinical candidate for immunologic disease indications. The preclinical study program is progressing and multiple studies should be completed by the end of 2009, at which time BMS will have the option to enter into a collaboration for this program.

We continue to accumulate and analyze the data for our other development programs, volociximab or M200 and PDL192. By the first half of 2009, we anticipate having sufficient data for volociximab to make the decision to either progress or terminate the program. PDL192 is in the early stages of a dose escalation study and continues to enroll patients.

As mentioned earlier, increased focus and streamlining of our research and development organization will be critical to the success of Facet Biotech. As such, we recently made a couple difficult decisions within our development organization.

First, we have decided to close our clinical development office in Paris, France. Given the earlier stage of our clinical programs, the increased use of outsourcing for the management of our clinical trials, we determined that it would be more efficient to consolidate our clinical operations here in California. We are very appreciative of the hard work and dedication by our colleagues in that office and wish them all well in their future work.

Second, in an effort to bring more focus to our development organization and allocate our resources in the most efficient way possible, and after discussions with external experts and regulatory agencies, we have decided to no longer pursue the development of daclizmab in asthma. While we have seen some phase 2 proof of concept data in this indication, the level of investment and commitment the program would require is beyond the scope of Facet Biotech moving forward. Both of these decisions are indicative of the kind of discipline we expect at Facet Biotech – disciplined financial and operational decisions, and disciplined development decisions.

I will look forward to speaking with you at upcoming conferences and meetings associated with our spin-off transactions.  And now Andrew will review the financials for the quarter and provide an update on our spin-off process. Andrew?

Andrew Guggenhime

Great, thanks Mark, and good afternoon, everyone. I also would like to welcome Faheem, and look forward to working with him to present the Facet Biotech story to our investors in the coming months.

Today, I would like to begin by briefly summarizing our financial results for the third quarter of 2008 and then review our updated 2008 royalty revenue guidance, which we increased based on better than anticipated year-to-date performance.  I’ll then provide an update on our plans to separate the biotechnology operations from our antibody humanization royalty assets and close with a discussion of some of our underlying assumptions behind our royalty outlook.

We were pleased with our third quarter financial performance, the highlight of which was our royalty revenues, which increased 25 percent to $68.7 million for the third quarter of 2008, compared to $55.1 million for the third quarter of 2007.  As we noted in today’s press release, this increase was driven primarily by an increase in the volume and percentage of Herceptin product that was manufactured and sold outside the U.S.  This resulted in a greater percentage of Herceptin sales being subject to the higher, fixed royalty rate that applies to Genentech’s products that are both manufactured and sold outside the U.S. as opposed to the lower, tiered royalty fee structure that applies to products that are manufactured or sold in the U.S.  In addition, overall growth in royalty-bearing net sales reported by our antibody product licensees contributed to the increase this quarter as compared to the same period in 2007.  These increases were offset partially by a decrease in the effective royalty rate earned on aggregate underlying licensee net product sales due to the impact of the tiered fee structure applicable to sales of Genentech’s products that were either manufactured or sold in the U.S.

License, collaboration and other revenues were $8.7 million for the third quarter of 2008 compared to $6.1 million for the same period of 2007. This increase was primarily due to the commencement of the collaboration agreement with Bristol-Myers Squibb Company for the elotuzumab program, which became effective in early September.

Our total costs and expenses for the third quarter of 2008 were $64.3 million compared to $69.7 million for the same period in 2007.  The key reasons for the year-over-year variance are described in the press release, and I would like to comment on two reasons that warrant additional color.

First, included in the $44.7 million in research and development expenses for the third quarter of 2008 was $12.0 million related to the purchase of clinical trial material from our contract manufacturing organization, Genmab.  Prior to the sale of our manufacturing assets in March 2008, we recognized the costs of manufacturing clinical trial material as such costs were incurred.  However, now that we utilize Genmab as our CMO, we recognize the expenses related to the clinical trial material all and only at the time when the manufacturing process is complete and the material is released by Genmab and purchased by us.  The change from in-house manufacturing to the utilization of a CMO results in a greater level of volatility in our R&D expenses quarter-to-quarter.  The $12 million in CMO-related expenses in the third quarter represents over 80% of our expected full-year clinical trial material purchases for each of 2008 and 2009, and is therefore much more indicative of what we anticipate spending for a full year than a particular quarter.  As a result of the accounting treatment and the nature of the underlying activity, we do expect fairly substantial quarter-to-quarter variability in these numbers in future quarters.

Second, included in the $18.5 million in general and administrative expenses in the third quarter of 2008 were $5.4 million in legal and professional services fees incurred in the period related to the company’s spin-off efforts, royalty monetization efforts and litigation and other disputes related to the company’s intellectual property.  The majority of these costs was related to the spin-off and royalty monetization processes, and are therefore expected to drop significantly upon the spin-off, and none of these costs would relate to the operations of Facet Biotech subsequent to the spin-off.

Overall, we remain on track with our restructuring plan to achieve our stated operating expense targets or better by the end of the first quarter of 2009.

Income from discontinued operations, net of income taxes, had a significant impact on our results for the quarter.  During the third quarter of 2008, income from discontinued operations was $46.0 million, compared to $0.8 million for the comparable period in 2007. In the third quarter of 2008, income from discontinued operations included a $25.0 million milestone payment earned and received from EKR Therapeutics for the approval of a new Cardene formulation, and a net income tax benefit of $19.8 million recorded in the third quarter of 2008 as a result of tax elections related to contingent consideration we may receive from EKR.  During the first quarter of 2008, when we sold our former Cardiovascular Assets to EKR, we had calculated the related tax provision using the upfront cash payment as well as the fair value of the contingent consideration, in the form of milestone payments and royalties, as the basis for our tax provision.  The tax benefit in the third quarter was primarily the result of our election in the period to exclude the fair value of the contingent consideration from the calculation, for tax purposes, of our net proceeds from the sale of these assets.  This also reduced our overall tax expense related to the transaction.

Our GAAP net income for the third quarter of 2008 was $55.7 million compared to a net loss of $5.8 million in the comparable 2007 period. On a per share basis, our net income per diluted share was $0.38 in the third quarter of 2008 compared to a loss of $0.05 per diluted share in the same period of 2007.  Excluding the results of discontinued operations, income from continuing operations, after taxes, for the third quarter of 2008 was $9.7 million, or $0.08 per diluted share, compared to a loss of $6.6 million, or $0.06 per diluted share, in the comparable 2007 period.

Our balance sheet has strengthened over the course of 2008.  As of September 30, 2008, our cash, cash equivalents and restricted cash totaled approximately $558.6 million, an increase of approximately $118 million from the $440.8 million in cash, cash equivalents, marketable securities and restricted cash balances at December 31, 2007.  During the first nine months of this year, net cash provided by operating activities was $91.8 million, a significant increase from $41.7 million for the nine months ended September 30, 2007.  Upon the spin-off of our biotechnology operations, the aggregate amount of cash, cash equivalents and restricted cash will decline by the amount we fund Facet Biotech, which is $405 million [plus an amount to fund certain liabilities that PDL will transfer to Facet in connection with the spin-off].

On the heels of our third quarter 2008 royalties and the underlying third quarter net product sales reported by most of our licensees, which will impact our fourth quarter 2008 royalties, we are raising our full year 2008 royalty revenue guidance. We anticipate full year 2008 royalty revenues of $270 to $280 million, an increase from the original estimate of $240 to $260 million.  This change from our original estimate is primarily due to an increase in the percentage of Herceptin product manufactured and sold outside the U.S. in recent quarters as compared to our initial expectations.  Our range for the year is primarily to reflect, for the fourth quarter, uncertainty in the percentage of Herceptin product manufactured and sold outside the U.S. and, to a lesser degree, the actual net product sales that will be reported to us by our licensees during the fourth quarter.  Our estimate also presumes we continue to receive royalties from MedImmune related to sales of its Synagis product, which royalties are expected to comprise approximately 7% of total royalties for the quarter.  Our estimates do not include royalties from Cimzia because UCB, which markets Cimzia, has stated that it does not intend to pay us royalties on sales of the product, notwithstanding our license agreement with them under which we believe royalties are due.  After I review the status of our spin-off and royalty monetization efforts, I’ll comment on our qualitative assumptions behind our outlook for our royalties.

Now I would like to turn to an update on the process to separate our biotechnology operations from our royalty assets. If you recall, we announced on April 10 of this year our intent to separate our biotechnology assets from the royalties via a spin-off of the biotechnology assets by year-end 2008.  This separation would allow investors to more fully realize the value of these assets independently; allow each company to focus its efforts on core business opportunities unique to each entity; and ensure that PDL’s future antibody humanization royalties accrue directly to the benefit of PDL stockholders.

To that end, we are moving ahead with preparations for the spin-off transaction, which is on-track for completion by the end of this year. We are currently taking the steps necessary to complete the spin-off, including finalizing the Form 10 Registration Statement initially filed with the SEC in August by Facet Biotech. We filed our second amendment on the 27th of October.  Assuming that we obtain SEC and other required regulatory approvals and third-party consents, and subject to final PDL Board approval, we expect to announce a record date in the next few weeks and complete the spin-off by mid-December.

The Form 10 describes all of the key aspects of the spin-off, including the mechanics of effecting the transaction, the business and strategy of Facet Biotech and its historical and pro forma financials.  In terms of key updates since our last call in August, we now have selected Facet Biotech as the name for the spin-off entity and FACT—F-A-C-T—as the Nasdaq ticker symbol; and Facet will be capitalized with $405 million in cash, updated to reflect the up front payment received in connection with the BMS collaboration.

Subsequent to the spin-off, PDL will continue to operate as an independent, publicly traded Delaware company, but plans to relocate its corporate headquarters and ongoing business operations to a new location outside California that will meet the company’s ongoing business needs while also providing a more favorable cost structure.

As you may have seen, we announced this morning the appointment of John McLaughlin as president and CEO of PDL after completion of the spin-off transaction. John brings a tremendous amount of experience in the biotech industry, particularly in the management of intellectual property estates, which will be important for PDL moving forward. Effective immediately, John will serve as a special advisor to the company, and will focus his efforts on supporting the spin-off process and working to operationalize and then relocate the company. In preparation for the spin-off, we look forward to introducing John to the investment community in the coming weeks.

As we have previously disclosed, we had been evaluating the monetization of the antibody humanization royalty assets through a potential sale or securitization transaction, in parallel with the spin-off preparations.  This process was extensive and involved the support of two financial advisors, the engagement of a third-party consulting firm to project underlying licensee product sales, working through our advisors with the rating agencies in the context of potential debt financing and obtaining the consent of our numerous licensees.  As we were preparing to initiate our formal and comprehensive outreach to prospective buyers and investors, the market conditions, as all of you are keenly aware, recently changed dramatically.  Primarily due to these current market conditions, we do not believe that taking further steps to achieve a transaction at this time is in the best interest of our stockholders.  As a result, we are not currently pursuing a monetization transaction, but will continue to evaluate whether such a transaction in the future is in the best interests of our stockholders.  As previously announced, absent a monetization transaction, PDL post-spin expects to distribute its income, net of operating expenses, debt service and income taxes, to its stockholders.  Under the right conditions, and at the right time, PDL continues to believe that a monetization transaction, in the form of a sale or securitization, is the optimal outcome for the company. In his role as CEO, John will lead such efforts moving forward.

As part of this monetization process, we have been assessing the long-term outlook for the royalty revenues, including having engaged a third-party consulting firm, as I mentioned, to project underlying licensee product sales over the life of the Queen at al. patents.  Based on this work, we are planning to provide a more detailed outlook on our royalties to the investment community prior to completion of the spin-off transaction.  Here are some of the current assumptions that have been included in our assessment:

•                  Continued growth in aggregate net product sales from our existing royalty-bearing products;

•                  An increase in the percentage of Herceptin product manufactured and sold outside the U.S. in future periods as compared to recent historical levels based on announcements by Roche that its new Herceptin production facility in Penzberg, Germany will commence commercial production in early 2009;

•                  Commencement of ex-U.S. manufacturing of Avastin product based on announcements by Roche that its new Avastin production facility in Basel, Switzerland will begin commercial production in early 2009, some of which the company expects will be sold outside the U.S., and the expected subsequent increases in the percentage of Avastin product manufactured and sold outside the U.S. due to expected scale-up of production; and

•                  Last, potential marketing approval and launch of new royalty-bearing products.

Again, as I mentioned, we intend to provide more detailed guidance for the royalty stream prior to the completion of the spin-off transaction.

And now I’d like to turn the call over to the operator for your questions. Operator, please begin.

Operator - We will pause for just a moment to compile the Q&A roster. And your first question comes from Joel Sendek Lazard Capital Markets.

Joel Sendek - I have a question about Cimzia, Synagis and I guess Numax as well. What’s the remedy for Cimzia? And are you worried about this nonbinding written determination with regard to Synagis and what kind of contingencies or remedy do you have there?

Andrew Guggenhime - Joel, this is Andrew, I’ll take that question. Really two parts. First, with respect to Cimzia, as we noted in our 8-K filing some weeks ago, they’ve stated to us their position that they don’t believe the product infringes on our patents. We have a different view based on the license agreement that we initially executed with Celltech, which was acquired by UCB. We believe that Cimzia is covered by the license agreement. I’ll make the same comment as it applies to MedImmune, but we fully intend to defend and enforce our rights under both the license agreement as well as the Queen patents overall. That matter is ongoing and there is no update to provide at this time. With respect to MedImmune, there also is no update. We are now in the process that we outlined would be undertaken in the our 8-K filing. We have been given no indication that they will not continue the pay us royalties on sales of Synagis which as we’ve noted we’ve been generating since the third quarter of 1998. But again in this matter continue to defend and enforce our rights related to the agreement as well as the Queen patents.  At the time there is no update to provide, we would certainly provide that information in a timely manner to the public.

Joel Sendek - Follow on just to be clear, is that for MedImmune, does that cover Numax as well, or would that be a separate and distinct determination?

Andrew Guggenhime -  The process covers both and in the process that they invoked under the licensing agreement, it was to have essentially a third party counsel evaluate both Synagis as well as Numax or the motavizumab product. Again, that determination made by the opinion giver would be and is nonbinding in nature. What happens at that point in time is too early to speculate.

Joel Sendek - Thank you.

Ami Knoefler - Thanks, Joel.

Operator - Your next question comes from Geoff Meacham with JPMorgan.

Terrance Coyne - Hi, guys. This is Terry calling in for Geoff today. Thanks for taking the question. Just wondering on the process to monetize the royalty stream, what specifically or maybe you can talk about what you saw when you were going through the process that made you walk away. I’m wondering if there were any interested bidders in acquiring the royalty stream and what the hurdle was there. And also maybe you can talk about how this could potentially change going forward as you did mention that you plan on revisiting it in the future.

Andrew Guggenhime - Thanks, Terry. This is Andrew. I’ll address that question. I guess first point is we don’t comment on the nature of any discussions we have with parties as it relates to the royalties. Just stepping back for a moment as folks are aware we in October 2007 made the decision as an organization to pursue a process under which we decided to sell the company as a whole or all the assets of the company. In connection with that process we explored multiple pathways, we evaluated alternatives and held discussions with respect to our royalty assets on both a standalone basis as well as along with other assets of the company. In March this year we announced and made a decision to terminate the process to seek to sell the entire company. And then a month later in April we made the decision to completely separate our biotechnology operations from the royalty assets. That base plan as we publicly disclosed to achieve that separation was to do so via a spinoff of the biotechnology operations. At that time, as you’ll recall, we also indicated and stated that we would in parallel evaluate the monetization of the royalties. So, in connection with our decision to completely separate the biotechnology and royalty assets, we formalized our royalty-related process to focus solely on that specific and unique asset and in connection with that engaged an additional financial adviser to assist in that undertaking. And, as part of that more formalized and royalty-only focused process, we undertook a number of the initiatives I outlined on the call: having engaged a third party firm to project our licensee product sales through the life of the patents, working with the rating agencies to obtain ratings on debt in connection with the potential debt financing and also obtaining the consent of our licensees. And as we were heavily into that process and preparing to initiate our formal and comprehensive outreach to prospective buyers and investors, the market changed dramatically on us. And in connection with the back drop of those market conditions, we just did not believe that it was appropriate for the company to take the next steps of attempting to actually consummate a transaction, including initiating the outreach to investors. We just didn’t think it was the right time to do that. Over the long term, as we noted in the press release, we do believe that the optimal outcome for the company and certainly should market conditions change we would — or the leadership in the company at that time would — evaluate it based on circumstances that existed then.

Terrance Coyne - Okay. And then just in terms you mentioned that you would still seek to distribute the value of the royalty stream. Do you have any idea like timing there? Would it be a quarterly dividend or annual dividend? What are your initial thoughts on that?

Andrew Guggenhime -  That determination has not been made yet. And I mentioned this to investors previously, the goal of the entity would not be to generate interest income, the goal of the entity would be to return cash flow to the stockholders. The determination of the timing and frequency has not been made yet. But whether through distributions or via monetization, the end game is to get the value of those royalties to the stockholders.

Terrance Coyne - Okay. And then just two quick housekeeping questions. Can you tell us what the value of your NOLs is state and federal right now?

Andrew Guggenhime -  Sure. This is an estimate because we don’t formally close or calculate the NOLs in credit balances until the end of each tax year which obviously coincides with the calendar year. But as of the end of September 2008 our NOLs at the federal level were about $215 million and the federal credits were approximately $35 million.

Unidentified Participant - Okay. And then state? Is there any state NOLs?

Andrew Guggenhime -  Let us follow-up with you on that, Terry. I don’t have that in front of me. I would note as many of you may be aware, due to the severe budget constraints in the state of California, some weeks ago they suspended the use of NOLs for full years 2008 and 2009 and limited the use of tax credits. In connection with our evaluation to seek to relocate the royalty company outside of California, the state has become less desirable to operate in, that was one of the factors that drove our decision to seek to relocate operations.

Terrance Coyne - Okay. And just my last question is on the royalty rate on Genentech products manufactured and sold outside the US. Can you say what that royalty rate is?

Andrew Guggenhime -  Due to the nature of the agreement, we haven’t disclosed a specific rate. But we have communicated that it’s a fixed and flat rate. And it’s a rate approximately consistent with the rates we generate under our other license agreements, which we talked about again is plus or minus 3%.

Terrance Coyne - Okay. Thank you.

Ami Knoefler - Thanks, Terry.

Operator - Your next question comes from Katherine Xu with Credit Suisse.

Katherine Xu - Hi. Good afternoon. Just curious, with regards to PDL, the royalty company going forward, what kind of cost structure are you looking at? Like operating expenses and also the tax structure. You’re moving out of California or moving offshore?

Andrew Guggenhime -  Katherine, this is Andrew, I’ll take that question. You faded out a little bit there at the end. Let me take the first part of the question in terms of the expected cost structure and operating expenses. We expect this to be a very lean and very high-margin business. We expect the number of employees in the organization to be in the single digits, obviously, with John at the helm as President and CEO.  You’ll have an employee base in the single digits to govern the company and there will be a fairly limited number of day-to-day expenses. We expect a lean cost structure. The one area where the expenses are likely to be more volatile is in the area of outside legal fees. As you well know we’re currently litigating with Alexion and that and other matters will cause that spend area to be volatile. We’re expecting ballpark about $10 million on an annual basis or so in terms of total operating expenses.

Katherine Xu - How about tax structure?

Andrew Guggenhime -  Tax structure clearly is dependent on the location. Wherever we are, we’ll have the federal tax rate of 35%. In California, the effective tax rate is about 5.75%. Under a move to another state that could go as low as zero. And in that case, obviously, the California NOLs and tax credits wouldn’t be applicable.

Katherine Xu - All right. And could you give us an update on daclizumab in transplant what is the strategy there?

Mark McCamish - As we mentioned we decided not to pursue daclizumab in asthma. We continue to evaluate transplant. We will be potentially moving forward with a phase 2 type of trial. We’ll announce when that happens and when we’ve gone through our overall strategic review to evaluate the programs.

Katherine Xu - Do you think you’ll partner that or are you going to push it forward yourself?

Mark McCamish - Again, depending on the strategic review, we’ll have to make decisions on that. We would likely move forward with a phase 2. But beyond that in terms of moving forward, pivotal trials, launch, things of that nature, that would have to be determined after the strategic review.

Katherine Xu - Okay. Thank you.

Mark McCamish - Thank you.

Operator - Your next question comes from Tom McGahren with Merrill Lynch.

Tom McGahren - Hi, everyone. Question on Facet Biotech, just thinking about expense estimates — operating expense estimates. In the past you mentioned some numbers and just looking to see if those numbers have come down and also about the downsizing of the facilities of the company.

 Faheem Hasnain - Thanks, Tom. This is Faheem. I’ll take that question. So, as we mentioned Tom, we’re still going through our strategic review and will be in a much clearer position at the beginning of the year to provide some guidance. My initial assessment would suggest that we’ll be targeting a runway beyond three years. How much beyond three years will clearly depend on the outcome of that strategic assessment. But that certainly is our intention. In terms of the facilities, we’re still going through that process of looking at potential partners and ways to be able to sublease the current facility that we’re in, one way or another, whether it’s a sublease or a consolidation of the facility, we’ll be looking quite aggressively to decrease our overall expense exposure.

Tom McGahren - Okay. And then Andrew, you mentioned more detailed outlook down the road. But in terms of the antibodies that you expect, do your estimates include royalties on Actemra?

Andrew Guggenhime -  We do expect that again we’ll be finalizing the details on the type of guidance this year, but we do expect to be generating royalties on sales of that product once approved.

Tom McGahren - Okay. And then just lastly on daclizumab in asthma, are there any possibilities for outlicensing it? I know you’re stopping development. Can you sell it to someone else?

Faheem Hasnain - We’ll continue to evaluate the potential. It’s a great molecule. It’s applicable in various immunological applications. So that would certainly be something we would consider, but don’t anticipate any action on that in the near future.

Tom McGahren - Okay. Thanks a lot.

Andrew Guggenhime -  Thanks, Tom.

Operator - And there are no further questions. I’d now like to hand the conference back to management.

Ami Knoefler - Great. Thank you all for joining our call today. If you have any follow-up questions, members of management and the IR team are here to take them for you. Thank you very much and have a good afternoon.

Faheem Hasnain - Thank you.

Operator - Ladies and gentlemen, this does conclude today’s teleconference. You may now all disconnect.